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                                                                     EXHIBIT 3.1



                          ARTICLES OF AMENDMENT TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                       INSPIRE INSURANCE SOLUTIONS, INC.



         INSpire Insurance Solutions, Inc. (the "Corporation"), pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation:

                                  ARTICLE ONE

         The name of the Corporation is INSpire Insurance Solutions, Inc.

                                  ARTICLE TWO

         ARTICLE FOUR is amended to read in its entirety as follows:

                 The aggregate number of shares which the Corporation shall have authority to issue is 51,000,000 shares of capital stock, of which, (1) 50,000,000 shares shall be Common Stock, having a par value of $0.01 per share; and (2) 1,000,000 shares shall be Preferred Stock, having a par value of $1.00 per share. The holders of Common Stock shall be entitled to one vote for each share held in any shareholder vote in which any such shareholder is entitled to participate.

                 The Board of Directors may determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations, or restrictions thereof, of each class of capital stock and of each series within any such class and may increase or decrease the number of shares within each such class or series; provided, however, that the Board of Directors may not decrease the number of shares within a class or series to less than the number of shares within such class or series that are then issued and may not increase the number of shares within a series above the total number of authorized shares of the applicable class for which the powers, designations, preferences and rights have not otherwise been set forth herein.

                 The Board of Directors, on behalf of the Corporation, may create and issue, whether or not in connection with the issuance and sale of any of the Corporation's shares or other securities, (1) rights or options entitling the holders thereof to purchase


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         or receive from the Corporation any of its shares of any class, classes or series or other securities and (2) indebtedness convertible into any of its shares of any class, classes or series or other securities. Such rights, options or indebtedness shall be evidenced in such manner as the Board of Directors shall in their sole discretion approve and, shall set forth (a) in the case of rights or options, the terms upon which, the time or times within which, and the consideration, if any, for which, such shares may be purchased or received from the corporation upon the exercise of any such right or option, or (b) in the case of convertible indebtedness, the terms and conditions upon which, the time or times within which, and the conversion ratio or ratios at which, such indebtedness may be converted into such shares. Nothing in these Restated Articles of Incorporation shall be deemed to limit the Board of Directors' authority to determine, in its sole discretion, the terms and conditions of the rights, options, or convertible indebtedness issuable pursuant to this Article Four, or to require the terms and conditions thereof to be set forth in the Corporation's articles of incorporation.

         ARTICLE ELEVEN is amended to read in its entirety as follows:

                 The Bylaws of the Corporation may be amended or repealed by the affirmative vote of either

                          (A) the holders of at least two-thirds of the outstanding shares of capital stock entitled to vote thereon, or

                          (B) the majority of the directors present at any meeting of the Board of Directors at which a quorum is present.

         ARTICLE THIRTEEN is amended to read in its entirety as follows:

                 All actions of the shareholders which may be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by the holder or holders of all the shares entitled to vote with respect to the action that is the subject of the consent.

         ARTICLE FOURTEEN is deleted in its entirety.

                                 ARTICLE THREE

         Each such amendment made by these Articles of Amendment has been effected in conformity with the provisions of the Texas Business Corporation Act, and the Corporation's Restated Articles of Incorporation and each such amendment made by these Articles of Amendment was duly adopted by the shareholders of the Corporation on the 30th day of July 1997.





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                                  ARTICLE FOUR

         The number of shares of capital stock outstanding and entitled to vote on the adoption of the foregoing amendments was 7,000,000.

                                  ARTICLE FIVE

         Shareholders holding all 7,000,000 of the outstanding shares of capital stock of the Corporation, have signed a consent in writing pursuant to
Article 9.10(A) of the Texas Business Corporation Act adopting the foregoing amendments.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on behalf of the Corporation this 30th day of July 1997.



                                 By: /s/ F. GEORGE DUNHAM, III
                                    --------------------------------------------
                                    F. George Dunham, III
                                    President and Chief Executive Officer





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